November 1, 2011

To the Board of Directors of Express, Inc.:
I am writing to inform you that I hereby resign from the Board of Directors of Express, Inc., effective immediately. My decision to resign is not due to any dispute or disagreement with the Company on any matter relating to the Company's operations, policies or practices. As you know, I am resigning from the Board of Directors because Sycamore Partners has acquired a controlling interest in the third party apparel sourcing business of MAST Global Fashions, a sourcing agent of Express.
I am proud of what Express has accomplished over the last several years and wish Express all the best in the years ahead.
Very truly yours,

Stefan Kaluzny